VARIFLEX® LS VARIABLE ANNUITY
May 1, 2021
Individual Flexible Purchase Payment
Deferred Variable Annuity Contract
 Variable Annuity Account VIII
Summary Prospectus for New Investors
Issued By: Security Benefit Life Insurance Company One Security Benefit Place Topeka, Kansas 66636-0001 1-800-888-2461 www.securitybenefit.com	Mailing Address: Security Benefit Life Insurance Company P.O. Box 750497 Topeka, Kansas 66675-0497

This Summary Prospectus describes the Variflex LS Variable Annuity—an individual flexible purchase payment deferred variable annuity contract (the “Contract”) offered by Security Benefit Life Insurance Company (the “Company”). The Contract is available for individuals as a non‑tax qualified contract. The Contract is also available for individuals in connection with a retirement plan qualified under Section 401, 402A, 403(b), 408, 408A or 457 of the Internal Revenue Code. The Contract may be available through third-party financial intermediaries who charge an advisory fee for their services. This fee is in addition to Contract fees and expenses. If you elect to pay the advisory fee from your Contract Value, then this deduction will reduce the death benefit, perhaps significantly, and may be subject to federal and state income taxes and a 10% federal penalty tax. The Contract is designed to give you flexibility in planning for retirement and other financial goals.
You may allocate your Purchase Payments and Contract Value to one or more of the Subaccounts that comprise a separate account of the Company called the SBL Variable Annuity Account VIII (the “Separate Account”), or to the Fixed Account (if it is available under your Contract). Each Subaccount invests in a corresponding mutual fund (each, an “Underlying Fund”).
This Summary Prospectus summarizes key features of the Contract. Before you invest, you should also review the current Prospectus for the Contract, which contains more information about the Contract’s features, benefits, and risks. You can find the current Prospectus and other information about the Contract online at https://dfinview.com/SecurityBenefit/TAHD/814121208?site=PSBL. You can also obtain this information at no cost by calling 1‑800‑888‑2461 or by sending an email request to SBLProspectusRequests@securitybenefit.com.
You may cancel your Contract within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total Contract Value. You should review the Prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
Beginning on January 1, 2021, as permitted by regulations adopted by the SEC, paper copies of the shareholder reports for Underlying Funds available under your Contract will no longer be sent by mail, unless you specifically request paper copies of the reports from the Company. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.
You may elect to receive all future reports in paper free of charge. You can inform the Company that you wish to continue receiving paper copies of your shareholder reports by calling 1-800-888-2461. Your election to receive reports in paper will apply to all Underlying Funds available under your Contract.

Special Terms

Accumulation Unit	A unit of measure used to calculate Contract Value
Administrative Office	Security Benefit Life Insurance Company, P.O. Box 750497, Topeka, Kansas 66675‑0497
Annuitant	The person that you designate on whose life annuity payments may be determined. If you designate Joint Annuitants, “Annuitant” means both Annuitants unless otherwise stated
Annuity (“annuity”)	A series of periodic income payments made by the Company to an Annuitant, Joint Annuitant, or Designated Beneficiary during the period specified in the Annuity Option
Annuity Options	Options under the Contract that prescribe the provisions under which a series of annuity payments are made
Annuity Period	The period beginning on the Annuity Commencement Date during which annuity payments are made
Annuity Commencement Date	The date when annuity payments begin
Automatic Investment Program	A program pursuant to which Purchase Payments are automatically paid from your bank account on a specified day of each month or a salary reduction agreement
Company	Security Benefit Life Insurance Company. The Company is also identified herein as “we,” “our,” or “us”
Contract	The flexible premium deferred variable annuity contract described in this Summary Prospectus
Contract Date
The date the Contract begins as shown in your Contract. Annual Contract Anniversaries are measured from the Contract Date. The Contract Date is usually the date that your initial Purchase Payment is credited to the Contract

Contract Debt	The unpaid loan balance including accrued loan interest
Contract Value	The total value of your Contract which includes amounts allocated to the Subaccounts and the Fixed Account as well as any amount set aside in the Loan Account to secure loans as of any Valuation Date
Contract Year	Each twelve-month period measured from the Contract Date
Designated Beneficiary	The person having the right to the death benefit, if any, payable upon the death of the Owner or the Joint Owner prior to the Annuity Commencement Date
Fixed Account
An account that is part of the Company’s General Account to which you may allocate all or a portion of your Contract Value to be held for accumulation at fixed rates of interest (which may not be less than the Guaranteed Rate) declared periodically by the Company.

General Account	All assets of the Company other than those allocated to the Separate Account or to any other separate account of the Company
Guaranteed Rate
The minimum interest rate earned on Contract Value allocated to the Fixed Account, which accrues daily and ranges from an annual effective rate of 1% to 3% based upon the state in which the Contract is issued and the requirements of that state

Internal Revenue Code or the Code	The Internal Revenue Code of 1986, as amended
Owner	The person entitled to the ownership rights under the Contract and in whose name the Contract is issued.
Purchase Payment	An amount initially paid to the Company as consideration for the Contract and any subsequent amounts paid to the Company under the Contract
Separate Account	The SBL Variable Annuity Account VII, a separate account of the Company that consists of accounts, referred to as Subaccounts, each of which invests in a corresponding Underlying Fund
Subaccount	A division of the Separate Account which invests in a corresponding Underlying Fund
Underlying Fund	A mutual fund or series thereof that serves as an investment vehicle for its corresponding Subaccount
Valuation Date
Each date on which the Separate Account is valued, which currently includes each day that the New York Stock Exchange is open for trading. Each Valuation Date closes at the end of regular trading on the New York Stock Exchange (normally, 3:00 p.m. Central time). The New York Stock Exchange is scheduled to be closed on weekends and on the following holidays: New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day

Valuation Period
A period used in measuring the investment experience of each Subaccount of the Separate Account. The Valuation Period begins at the close of one Valuation Date and ends at the close of the next Valuation Date

Withdrawal Value	The amount you will receive upon full withdrawal of the Contract. It is equal to Contract Value less any Contract Debt and any uncollected premium taxes.

Important Information You Should Consider About the Contract

	FEES AND EXPENSES			Location in Prospectus
Charges for Early Withdrawals	The Company does not assess a withdrawal charge on full or partial withdrawals.			Fee Table – Examples
Transaction Charges	There are also no charges for other contract transactions.			Not Applicable
Ongoing Fees and Expenses (annual charges)
The table below describes the current fees and expenses of the Contract that you may pay each year, depending on the options you choose. Interest on any Contract loans is not reflected. The fees and expenses do not reflect any advisory fees paid to financial intermediaries from your Contract Value or other assets. If such charges were reflected, the fees and expenses would be higher. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.
Fee Table – Examples Charges and Deductions – Mortality and Expense Risk Charge Charges and Deductions – Account Administration Charge Appendix A – Underlying Funds Available Under the Contract
	Annual Fee	Minimum	Maximum
	Base Contract[1]	1.40%	1.40%
	Investment options[2] (Underlying Fund fees and expenses)	0.69%	3.98%
1 As a percentage of Contract Value allocated to the Separate Account. 2 As a percentage of Underlying Fund average net assets. There are no optional benefits available under this Contract.
Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges.

	Lowest Annual Cost: $1,847.83	Highest Annual Cost: $4,082.43
Assumes:
• Investment of $100,000
• 5% annual appreciation
• Least expensive combination of Base Contract charge and Underlying Fund fees and expenses
• No advisory fees
• No additional Purchase Payments, transfers or withdrawals
• No Contract loans

Assumes:
• Investment of $100,000
• 5% annual appreciation
• Most expensive combination of Base Contract charge and Underlying Fund fees and expenses
• No advisory fees
• No additional Purchase Payments, transfers or withdrawals
• No Contract loans

	RISKS			Location in Prospectus
Risk of Loss	• You can lose money by investing in this Contract, including loss of principal.			Principal Risks of Investing in the Contract The Contract – General
Not a Short‑Term Investment
• This Contract is not designed for short-term investing and is not appropriate for an investor who needs ready access to cash.
• Withdrawals may reduce or terminate Contract guarantees.
• Tax deferral is more beneficial to investors with a long time horizon.

Risks Associated with Investment Options
• An investment in this Contract is subject to the risk of poor investment performance. Performance can vary depending on the performance of the investment options that are available under the Contract.
• Each investment option has its own unique risks.
• You should review the investment options before making an investment decision.
Appendix A – Underlying Funds Available Under the Contract
Insurance Company Risks
An investment in the Contract is subject to the risks related to us, Security Benefit Life Insurance Company. Any obligations, guarantees or benefits of the Contract are subject to our claims-paying ability. If we experience financial distress, we may not be able to meet our obligations to you. More information about Security Benefit Life Insurance Company, including our financial strength ratings, is available upon request by calling 1-800-888-2461 or visiting www.securitybenefit.com.
Information About the Company, the Separate Account, and the Underlying Funds – Security Benefit Life Insurance Company
	RESTRICTIONS	Location in Prospectus
Investments
• Certain investment options may not be available under your Contract.
• Certain Subaccounts prohibit you from transferring out and back in the same Subaccount within a period of calendar days.
• We reserve the right to limit your transfers to 14 in a Contract Year, to suspend transfers and limit the transfer amounts, and to limit transfers in circumstances of frequent or large transfers.
• We reserve the right to add, remove or substitute the Underlying Funds available as investment options under the Contract.

The Contract – Allocation of Purchase Payments

The Contract—Transfers of Contract Value – Frequent Transfer Restrictions

The Fixed Account – Transfers and Withdrawals from the Fixed Account

Other Information – Changes to Investments

Optional Benefits	• There are no optional benefits available under this Contract.	Not Applicable
	TAXES	Location in Prospectus
Tax Implications
• Consult with a tax professional to determine the tax implications of an investment in and payments received under the Contract.
• If you purchased the Contract through a tax-qualified plan or IRA, you do not get any additional tax benefit deferral under the Contract.
• Earnings on your Contract are taxed at ordinary income tax rates when you withdraw them, and you may have to pay a penalty if you take a withdrawal before age 59½.
Federal Tax Matters
	CONFLICTS OF INTEREST	Location in Prospectus
Investment Professional Compensation
Your investment professional may receive compensation for selling this Contract to you, in the form of commissions, additional payments, and non-cash compensation. We may share the revenue we earn on this Contract with your investment professional’s firm. This conflict of interest may influence your investment professional to recommend this Contract over another investment for which the investment professional is not compensated or is compensated less.
Other Information – Sale of the Contract
Exchanges
Some investment professionals may have a financial incentive to offer you a new contract in place of the one you already own. You should only exchange a contract you already own if you determine, after comparing the features, fees and risks of both contracts, that it is better for you to purchase the new contract rather than continue to own your existing contract.
Additional Compensation Paid to Selected Selling Broker-Dealers

Overview of the Contract

Purpose of the Contract — The Contract is a variable annuity contract. It is designed for retirement planning purposes. You make investments in the Contract’s investment options during the accumulation phase. The value of your investments is used to calculate your benefits under the Contract. At the end of the accumulation phase, we use that accumulated value to calculate the payments that we make during the annuity phase. These payments can provide or supplement your retirement income. Generally speaking, the longer your accumulation phase, the greater your accumulated value will be for setting your death benefit and annuity payouts. The Contract also includes a death benefit to help financially protect your Designated Beneficiary.
This Contract may be appropriate for you if you have a long investment time horizon. Because of the possibility of income tax and tax penalties on early withdrawals, the Contract should not be viewed as an investment vehicle offering low cost liquidity. Your financial goal in acquiring the Contract should focus on a long-term insurance product, offering the prospect of investment growth.
Phases of the Contract
The contract has two phases: (1) an accumulation phase (for savings) and (2) an annuity (payout) phase (for income).
Accumulation Phase. During the accumulation phase, earnings accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal. To accumulate value during the accumulation phase, you invest your Purchase Payments and earnings in the Subaccounts that are available under the Contract, which, in turn, invest in Underlying Funds with different investment strategies, objectives, and risk/reward profiles. You may allocate all or part of your Purchase Payments and Contract Value to the Subaccounts. Amounts that you allocate to a Subaccount will increase or decrease in dollar value depending in part on the investment performance of the Underlying Fund in which such Subaccount invests. In only limited circumstances, the Fixed Account option which guarantees the principal and a minimum interest rate, may also be available for investment. If the Fixed Account is available under your Contract, you may allocate all or part of your Purchase Payments to the Fixed Account, which is part of the Company’s General Account.
 A list of the Subaccounts under the Contract is provided in Appendix A:  Underlying Funds Available Under the Contract to this Summary Prospectus.
 Annuity (payout) Phase. The Annuity phase occurs after the Annuity Commencement Date and is when you or a designated payee begin receiving regular Annuity payments from your Contract. The Contract provides several Annuity Options. You should carefully review the Annuity Options with your financial or tax adviser. The payments may be fixed or variable or a combination of both. Variable payments will vary based on the performance of the Subaccounts you select. Unless you direct otherwise, proceeds derived from Contract Value allocated to the Subaccounts will be applied to purchase a variable annuity and proceeds derived from Contract Value allocated to the Fixed Account will be applied to purchase a fixed annuity.
 Please note that if you annuitize, your investments will be converted to income payments and you generally will no longer be able to withdraw money at will from your Contract. However, under Annuity Options 5 and 6, withdrawals (other than systematic withdrawals) are permitted after the Annuity Commencement Date.
Contract Features
Accessing Your Money. Before your Contract is annuitized, you can withdraw money from your Contract at any time. If you take a withdrawal, you may have to pay income taxes, including a tax penalty if you are younger than age 59½.
Tax Treatment. You can transfer money between investment options without tax implications, and earnings (if any) on your investments are generally tax-deferred. You are taxed only upon: (1) making a withdrawal; (2) surrender of the Contract; (3) receiving a payment from us; or (4) payment of a death benefit.
Death Benefit. For Contract Owners aged 75 or younger on the Contract issue date, the Contract includes a standard death benefit that will pay the greatest of total Purchase Payments (adjusted for any outstanding Contract Debt, any pro rata account administration charge, prior withdrawals, and any uncollected premium tax) the Contract Value, or the stepped-up death benefit. The stepped-up death benefit is the largest death benefit on any Contract anniversary that is a multiple of six that occurs prior to the oldest Owner or Annuitant attaining age 76, plus

Purchase Payments and less withdrawals made since the applicable Contract anniversary. For Contract Owners aged 76 and older on the Contract issue date, the standard death benefit will be the greater of the Contract Value or total Purchase Payments (adjusted for any outstanding Contract Debt, any pro rata account administration charge, prior withdrawals, and any uncollected premium tax).
 Loans. If you own a Contract issued in connection with a retirement plan that is qualified under Section 403(b) of the Internal Revenue Code, you may be able to borrow money under your Contract using the Contract Value as the only security for the loan. If a loan is taken it must be repaid prior to the Annuity Commencement Date.
Advisory Fees. Deductions from your Contract Value to pay third-party advisory fees are treated as withdrawals under the Contract. If you elect to pay advisory fees from your Contract Value, such deductions will reduce the death benefits and other guaranteed benefits available under the Contract. The deductions may be subject to federal and state income taxes and a 10% federal penalty tax.
Additional Services — We offer several additional services:
Dollar Cost Averaging. You direct us to systematically transfer Contract Value among the Subaccounts and the Fixed Account on a monthly, quarterly, semiannual, or annual basis.
Asset Reallocation Option. You direct us to automatically reallocate your Contract Value to return to your original percentage investment allocations on a periodic basis.
Automatic Investment Program. Purchase Payments are automatically paid from your bank account on a specified day of each month or pursuant to a salary reduction agreement.
Systematic Withdrawals. You receive regular automatic withdrawals from your Contract on a monthly, quarterly, annual or semi-annual basis, provided that each payment must amount to at least $100 (unless we consent otherwise).
Benefits Under the Contract

The following table summarizes information about the benefits available under the Contract.
Standard Benefits
Name of Benefit	Purpose	Maximum Fee	Brief Description of Restrictions/Limitations
Standard Death Benefit – Contract Issue Age 75 or Younger
Provides a death benefit equal to the greatest of (1) all Purchase Payments less any withdrawals, (2) the Contract Value, or (3) the stepped-up death benefit, which is the largest death benefit on any Contract anniversary that is a multiple of five and that occurs prior to the oldest Owner attaining age 76, plus Purchase Payments made and less withdrawals taken since the applicable Contract anniversary.
There is no charge for this option
• The death benefit will be reduced by any outstanding Contract Debt, any pro rata account administration charge and any uncollected premium tax.
• The stepped-up death benefit will not be included as part of the death benefit calculation if death occurs prior to the end of the fifth Contract Year.
• The calculation of this death benefit differs for Contracts issued in Florida.

Standard Death Benefit – Contract Issue Age 76 and Older	Provides a death benefit equal to the greater of all Purchase Payments less any withdrawals,, or the Contract Value,	There is no charge for this option
• The death benefit will be reduced by any outstanding Contract Debt, any pro rata account administration charge and any uncollected premium tax.
• The calculation of this death benefit differs for Contracts issued in Florida.

Systematic Withdrawals	Allow you to set up an automatic periodic payments from your Contract Value.	There is no charge for this option	• Each payment must be at least $100 (unless we consent otherwise). • Withdrawals may be subject to income tax and penalties.

Dollar Cost Averaging	Allows the systematic transfer of a specified dollar amount or percentage of Contract Value among Subaccounts and the Fixed Account, if available.	There is no charge for this option
• The minimum amount that may be transferred to any one Subaccount is $25.00.
• The Company may discontinue, modify, or suspend Dollar Cost Averaging at any time.
• You may not have in effect at the same time Dollar Cost Averaging and Asset Reallocation Options, if the Fixed Account is included in one of those two options.
• Transfers can be made for a fixed period of time, or until the total amount elected has been transferred or the Contract Value in the Subaccount from which transfers are made has been depleted.
• After termination of Dollar Cost Averaging for any reason, before reinstating Dollar Cost Averaging, you must wait at least one month if transfers were monthly, at least one quarter if transfers were quarterly, at least six months if transfers were semiannaul, and at least one year if transfers were annual.

Asset Reallocation Option	Allows you to automatically transfer Contract Value on a monthly, quarterly, semiannual or annual basis to maintain a particular percentage allocation among the Subaccounts.	There is no charge for this option
• The Company may discontinue, modify, or suspend the availability of the Asset Reallocation Option at any time.
• You may not have in effect at the same time Dollar Cost Averaging and Asset Reallocation Options, if the Fixed Account is included in one of those two options.

Automatic Investment Program	A program pursuant to which Purchase Payments are automatically paid from your bank account on a specified day of each month or a salary reduction agreement.	There is no charge for this option	N/A

Buying the Contract

The minimum initial Purchase Payment for the purchase of a Contract is $25,000 ($25 for employees of The Texas A&M system). Thereafter, you may choose the amount and frequency of Purchase Payments, except that the minimum subsequent Purchase Payment is $1,000 ($25 for employees of The Texas A&M system). The minimum subsequent Purchase Payment if you elect an Automatic Investment Program is also $1,000. The Company will not accept without prior Company approval aggregate Purchase Payments in an amount that exceeds $1,000,000 under any variable annuity contract(s) issued by the Company for which you are an Owner and/or Joint Owner. The Company has the right to refuse any Purchase Payment.
The Company will apply the initial Purchase Payment not later than the end of the second Valuation Date after the Valuation Date it is received by the Company in good order. In this regard “good order” means that the Purchase Payment is preceded or accompanied by an application that contains sufficient information to establish an account and properly credit such Purchase Payment. The application form will be provided by the Company. If you submit your application and/or initial Purchase Payment to your registered representative, the Company will not begin processing the application and the initial Purchase Payment until the Company receives them from your representative’s broker-dealer.
Sometimes the Purchase Payment is not preceded by or accompanied by a complete application. The application includes your affirmative consent permitting the Company to hold your initial Purchase Payment beyond five Valuation Dates in its effort to complete your application. If your application is incomplete, and the Company is unable to resolve the problem within five Valuation Dates, the Company will notify you of the reasons for the delay. If you affirmatively revoke the consent given with your application to hold your initial Purchase Payment pending resolution of the problem, we will return your Purchase Payment. Otherwise, the Purchase Payment will be applied no later than the second Valuation Date after the Valuation Date the problem is resolved.
The Company will credit subsequent Purchase Payments as of the end of the Valuation Period in which they are received by the Company at its Administrative Office; however, subsequent Purchase Payments received at or after the close of a Valuation Date (normally 3:00 p.m. Central time) will be effected at the Accumulation Unit value determined on the following Valuation Date. See “Cut-Off Times.” In addition, any such Purchase Payment will not be processed until it is in good order. In this regard, “good order” means that the Purchase Payment is preceded or accompanied by sufficient information to properly credit such Purchase Payment. Purchase Payments after the initial Purchase Payment may be made at any time prior to the Annuity Commencement Date, so long as the Owner is living. Subsequent Purchase Payments under a Qualified Plan may be limited by the terms of the plan and provisions of the Internal Revenue Code. If you submit a subsequent Purchase Payment to your registered representative, the Company will not begin processing the Purchase Payment until the Company receives it from your representative’s broker-dealer.

Making Withdrawals: Accessing the Money in Your Contract

Full and Partial Withdrawals — A Contractowner may make a partial withdrawal of Contract Value or surrender the Contract for its Withdrawal Value. A full or partial withdrawal, including a systematic withdrawal, may be taken from Contract Value at any time while the Owner is living and before the Annuity Commencement Date. After the Annuity Commencement Date, withdrawals are only permitted under certain Annuity Options. A withdrawal may result in an immediate reduction in Contract Value.. Withdrawals to pay advisory fees may be subject to federal and state income taxes and a 10% federal penalty tax. See "The Contract - Withdrawals to Pay Advisory Fees" in the Prospectus.
A full or partial withdrawal request will be effective as of the end of the Valuation Period that it is received by the Company at its Administrative Office; however, if the request is received on a Valuation Date at or after the cut-off time, the withdrawal will be effected at the Accumulation Unit value determined on the following Valuation Date.
The proceeds received upon a full withdrawal will be the Contract’s Withdrawal Value. The Withdrawal Value is equal to the Contract Value as of the end of the Valuation Period during which the withdrawal is processed, less any outstanding Contract Debt and any uncollected premium taxes to reimburse the Company for any tax on premiums on a Contract that may be imposed by various states and municipalities.
A partial withdrawal may be requested for a specified percentage or dollar amount of Contract Value. Each partial withdrawal must be for at least $1,000, except systematic withdrawals discussed below. A request for a partial with-drawal (including systematic withdrawals) will result in a payment by the Company in accordance with the amount specified in the partial withdrawal request, less any applicable premium tax charge. Any premium tax charge on partial withdrawals will be deducted from the requested payment amount. Alternatively, you may request that any withdrawal and/or premium tax charge be deducted from your remaining Contract Value, provided there is sufficient Contract Value available. Upon payment, the Contract Value will be reduced by an amount equal to the payment, or if you requested that any charges be deducted from your remaining Contract Value, your Contract Value also will be reduced by the amount of any such premium tax charge in addition to the payment amount. No partial withdrawal will be processed which would result in the withdrawal of Contract Value from the Loan Account.
If a partial withdrawal (other than a systematic withdrawal) is requested after the first Contract Year that would leave the Withdrawal Value in the Contract less than $5,000, the Company reserves the right to terminate the Contract and pay the Contract Value in one sum to the Owner. However, the Company will first notify the Owner that the Contract is subject to termination, and will only terminate the Contract if, after 90 days following the date of the notice, the Owner has not made any Purchase Payments to increase the Withdrawal Value to $5,000.
There may be tax implications when you take out money, including a 10% penalty tax if the withdrawal is made prior to age 59½, and withdrawals may have a negative impact on certain benefits and guarantees. Depending on the circumstances, the Internal Revenue Code or your retirement plan may restrict your ability to take withdrawals.
Surrender and withdrawal payments will generally be mailed within seven days after we receive the request.
The deduction of advisory fees from your Contract Value is treated as a withdrawal under the Contract. Withdrawals to pay advisory fees may still be treated as withdrawals for tax purposes by the Company and/or the IRS. For Non-Qualified Contracts, all or a portion of the charges deducted from your Contract Value to pay advisory fees to a financial intermediary may be subject to federal and state income taxes and a 10% federal penalty tax. See “Charges and Deductions – Deduction of Advisory Fees” in the Prospectus.

Additional Information About Fees

The following tables describe the fees and expenses that you will pay when buying, owning, surrendering, or making withdrawals from the Contract. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.
The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender or make withdrawals from the Contract, or transfer Contract Value between investment options. State premium taxes may also be deducted. The fees and expenses do not reflect any advisory fees paid to financial intermediaries from your Contract Value or other assets. If such charges were reflected, the fees and expenses would be higher.
Transaction Expenses
Charge
Sales Load on Purchase Payments	None
Surrender Charge (as a percentage of amount withdrawn attributable to Purchase Payments)	None
Transfer Fee (per transfer)	None

The next table describes the fees and expenses that you will pay each year during the time that you own the Contract (not including Underlying Fund fees and expenses).
Annual Contract Expenses
Charge
Base Contract Expenses (as a percentage of average Contract Value)[1]	1.40%
Net Loan Interest Charge[2]	2.50%
1 This charge is based on the percentage of Contract Value allocated to the Separate Account. It is comprised of the annual mortality and expense risk charge, and the administrative charge, both of which are deducted daily. The mortality and expense risk charge also applies during the Annuity Period. The administrative charge applies during the Annuity Period, unless one of Annuity Options 1 through 4 is chosen.
2 The net loan cost equals the difference between the amount of interest the Company charges you for a loan, 5.5%, and the amount of interest the Company credits to the Loan Account, which is 3.0%.

The next table below shows the minimum and maximum total operating expenses charged by the Underlying Funds you may pay periodically during the time that you own the Contract. A complete list of Underlying Funds available under the Contract, including their annual expenses, may be found in Appendix A at the back of this Summary Prospectus: Underlying Funds Available Under the Contract.
Annual Underlying Fund Expenses
	Minimum	Maximum
Gross Annual Underlying Fund Operating Expenses (expenses deducted from Underlying Fund assets include management fees, distribution (12b‑1) fees, service fees and other expenses)	0.69%	3.98%
Net Annual Underlying Fund Operating Expenses (after contractual waivers/reimbursements)[1]	0.69%	2.00%
1 Certain of the Underlying Funds have entered into contractual expense waiver or reimbursement arrangements that reduce fund expenses during the period of the arrangement. These arrangements vary in length, and are in place at least through April 30, 2022.

Example — This Example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include transaction expenses, Annual Contract Expenses and annual Underlying Fund operating expenses but do not include state and/or local premium taxes, which may be applicable to your Contract. The Examples do not reflect any advisory fees paid to financial intermediaries from your Contract Value or other assets. If such fees were reflected, the costs would be higher.

The Example assumes that you invest $100,000 in the Contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year and assumes the maximum fees and expense of the Contract and the maximum and minimum gross annual operating expenses of the Underlying Funds. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:
Based on Maximum Underlying Annual Fund Expenses	1 Year	3 Years	5 Years	10 Years
If you hold, surrender or annuitize your Contract at the end of the applicable time period	$5,369.78	$16,048.20	$26,645.61	$52,788.79

Based on Minimum Underlying Annual Fund Expenses	1 Year	3 Years	5 Years	10 Years
If you hold, surrender or annuitize your Contract at the end of the applicable time period	$2,120.41	$ 6,548.14	$11,237.31	$24,207.61

APPENDIX A
Underlying Funds Available Under the Contract

The following is a list of Underlying Funds available under the Contract. More information about the Underlying Funds is available in the prospectuses for the Underlying Funds, which may be amended from time to time and can be found online at https://dfinview.com/SecurityBenefit/TAHD/814121208?site=PSBL. You can also request this information at no cost by calling 1-800-888-2461 or by sending an email request to SBLProspectusRequests@securitybenefit.com. You may not be able to invest in certain Underlying Funds.
The current expenses and performance information below reflect fees and expenses of the Underlying Funds, but do not reflect the other fees and expenses that your Contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Underlying Fund’s past performance is not necessarily an indication of future performance.
Investment Type	Fund Adviser/Sub-Adviser	Current Expense Ratio[1]	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Large Cap Growth	American Century VP Ultra® – Class II Adviser: American Century Investment Management, Inc.	1.16%	49.55%	22.72%	17.68%
Large Cap Value	American Century VP Value – Class II Adviser: American Century Investment Management, Inc.	1.13%	0.83%	8.67%	9.57%
Balanced/Asset Allocation	American Funds IS® Asset Allocation – Class 4 Adviser: Capital Research and Management Company	0.80%	12.16%	10.31%	9.68%
Global Equity	American Funds IS® Global Growth – Class 4 Adviser: Capital Research and Management Company	1.06%	30.17%	15.96%	12.62%
Large Cap Blend	American Funds IS® Growth-Income – Class 4 Adviser: Capital Research and Management Company	0.80%	13.25%	13.65%	12.47%
International Equity	American Funds IS® International – Class 4 Adviser: Capital Research and Management Company	1.05%	13.66%	10.45%	6.43%
High Yield Bond	BlackRock High Yield V.I. – Class 3 Adviser: BlackRock Advisors, LLC Sub-Adviser: BlackRock International Limited	0.92%	7.01%	7.60%	6.31%
Specialty-Sector	BNY Mellon IP Technology Growth – Service Class Adviser: BNY Mellon Investment Adviser, Inc.	1.03%	69.57%	25.58%	17.35%
Large Cap Growth	ClearBridge Variable Aggressive Growth – Class II Adviser: Legg Mason Partners Fund Advisor, LLC Sub-Adviser: ClearBridge Investments, LLC	1.05%	17.73%	9.47%	12.69%
Small Cap Growth	ClearBridge Variable Small Cap Growth – Class I Adviser: Legg Mason Partners Fund Advisor, LLC Sub-Adviser: ClearBridge Investments, LLC	0.81%	43.26%	19.84%	15.92%
Multi Cap Value	Guggenheim VIF All Cap Value Adviser: Security Investors, LLC	1.21%	1.88%	9.67%	9.13%
Specialty	Guggenheim VIF Alpha Opportunity Adviser: Security Investors, LLC	3.98%	0.27%	0.90%	4.87%
High Yield Bond	Guggenheim VIF High Yield Adviser: Security Investors, LLC	1.38%	4.64%	6.95%	5.44%
Large Cap Value	Guggenheim VIF Large Cap Value Adviser: Security Investors, LLC	1.09%	2.21%	9.63%	9.21%

Investment Type	Fund Adviser/Sub-Adviser	Current Expense Ratio[1]	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Specialty	Guggenheim VIF Long Short Equity Adviser: Security Investors, LLC	1.73%	4.93%	2.19%	2.89%
Balanced/Asset Allocation	Guggenheim VIF Managed Asset Allocation Adviser: Security Investors, LLC	1.11%	12.59%	9.51%	8.17%
Small Cap Value	Guggenheim VIF Small Cap Value Adviser: Security Investors, LLC	1.29%	(0.97)%	6.84%	7.17%
Mid Cap Value	Guggenheim VIF SMid Cap Value Adviser: Security Investors, LLC	1.22%	4.30%	10.64%	8.46%
Large Cap Blend	Guggenheim VIF StylePlus Large Core Adviser: Security Investors, LLC	1.38%	18.78%	14.85%	12.60%
Large Cap Growth	Guggenheim VIF StylePlus Large Growth Adviser: Security Investors, LLC	1.45%	37.87%	20.27%	15.31%
Mid Cap Growth	Guggenheim VIF StylePlus Mid Growth Adviser: Security Investors, LLC	1.39%	32.10%	17.14%	13.68%
Small Cap Growth	Guggenheim VIF StylePlus Small Growth Adviser: Security Investors, LLC	1.67%	31.82%	15.59%	13.10%
Intermediate Term Bond	Guggenheim VIF Total Return Bond Adviser: Security Investors, LLC	0.92%	14.21%	6.59%	5.47%
Global Equity	Guggenheim VIF World Equity Income Adviser: Security Investors, LLC	1.20%	6.65%	8.59%	6.31%
Large Cap Value	Invesco V.I. American Value – Series II Adviser: Invesco Advisers, Inc.	1.18%	0.86%	6.73%	8.07%
Large Cap Value	Invesco V.I. Comstock – Series II Adviser: Invesco Advisers, Inc.	1.01%	(1.09)%	8.30%	9.18%
Mid Cap Growth	Invesco V.I. Discovery Mid Cap Growth – Series II Adviser: Invesco Advisers, Inc.	1.11%	40.24%	19.09%	15.62%
Balanced/Asset Allocation	Invesco V.I. Equity and Income – Series II Adviser: Invesco Advisers, Inc.	0.83%	9.65%	8.61%	8.29%
Specialty-Sector	Invesco V.I. Global Real Estate – Series I Adviser: Invesco Advisers, Inc. Sub-Adviser: Invesco Asset Management Limited	1.04%	(12.32)%	3.15%	4.96%
Money Market	Invesco V.I. Government Money Market – Series II Adviser: Invesco Advisers, Inc.	0.73%	0.21%	0.70%	0.36%
Government Bond	Invesco V.I. Government Securities – Series II Adviser: Invesco Advisers, Inc.	0.92%	5.97%	2.92%	2.52%
Specialty-Sector	Invesco V.I. Health Care – Series I Adviser: Invesco Advisers, Inc.	0.98%	14.46%	9.43%	13.09%
International Equity	Invesco V.I. International Growth – Series II Adviser: Invesco Advisers, Inc.	1.17%	13.74%	8.55%	6.46%

Investment Type	Fund Adviser/Sub-Adviser	Current Expense Ratio[1]	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Mid Cap Blend	Invesco V.I. Main Street Mid Cap Fund® – Series II Adviser: Invesco Advisers, Inc.	1.19%	8.94%	9.33%	7.55%
Small Cap Blend	Invesco V.I. Main Street Small Cap Fund® – Series II Adviser: Invesco Advisers, Inc.	1.16%	19.63%	12.59%	11.85%
Large Cap Value	Invesco V.I. Value Opportunities – Series II Adviser: Invesco Advisers, Inc.	1.40%	5.33%	8.85%	8.20%
Mid Cap Growth	Janus Henderson VIT Enterprise – Service Class Adviser: Janus Capital Management, LLC	0.97%	19.18%	17.92%	14.97%
International Equity	MFS® VIT II Research International – Service Class Adviser: Massachusetts Financial Services Company	1.23%	12.71%	9.34%	5.71%
Mid Cap Value	MFS® VIT Mid Cap Value – Service Class Adviser: Massachusetts Financial Services Company	1.06%	3.67%	9.47%	10.58%
Balanced/Asset Allocation	MFS® VIT Total Return – Service Class Adviser: Massachusetts Financial Services Company	0.96%	9.52%	8.58%	8.07%
Specialty-Sector	MFS® VIT Utilities – Service Class Adviser: Massachusetts Financial Services Company	1.04%	5.62%	11.10%	8.93%
Specialty	Neuberger Berman AMT Sustainable Equity – Class S Adviser: Neuberger Berman Investment Advisers LLC	1.18%	19.28%	12.78%	11.40%
Specialty	PIMCO VIT All Asset – Administrative Class Adviser: Pacific Investment Management Company LLC Sub-Adviser: Research Affiliates	1.375%	8.01%	7.95%	4.65%
Specialty-Sector	PIMCO VIT CommodityRealReturn Strategy – Administrative Class Adviser: Pacific Investment Management Company LLC	1.38%	1.35%	2.67%	(5.39)%
International Bond	PIMCO VIT International Bond Portfolio (U.S. Dollar-Hedged) – Administrative Class Adviser: Pacific Investment Management Company LLC	0.94%	5.56%	4.77%	5.28%
Short Term Bond	PIMCO VIT Low Duration – Administrative Class Adviser: Pacific Investment Management Company LLC	0.69%	2.99%	2.01%	1.79%
Inflation-Protected Bond	PIMCO VIT Real Return – Administrative Class Adviser: Pacific Investment Management Company LLC	0.84%	10.59%	4.20%	2.59%
Small Cap Blend	Royce Micro-Cap – Investment Class Adviser: Royce & Associates, LP	1.29%	24.50%	11.64%	5.20%
1 Certain Investment Portfolios and their investment advisers have entered into temporary expense reimbursement and/or fee waivers. Please see the Investment Portfolios’ prospectuses for additional information regarding these arrangements

The Prospectus and Statement of Additional Information (SAI) are parts of the registration statement that we filed with the Securities and Exchange Commission (SEC), dated May 1, 2021. Both documents contain additional important information about the Contract. The Prospectus and SAI are incorporated herein by reference, which means they are legally a part of this Initial Summary Prospectus.
The SAI may be obtained, free of charge, from us in the same manner as the Prospectus, as described on the front page of this Summary Prospectus. You may request a free copy of the SAI or submit inquiries about the Contract by writing the Company at its Administrative Office, P.O. Box 750497, Topeka, KS 66675-0497, by calling 1-800-888-2461 or by visiting us online at https://dfinview.com/SecurityBenefit/TAHD/814121208?site=PSBL.
The SEC maintains a website (http://www.sec.gov) that contains the registration statement, material incorporated by reference, and other information regarding companies that file electronically with the SEC. Copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.

EDGAR contract identifier C000028570